                   newsrelease
CTS CORPORATION Elkhart, Indiana 46514  (574) 293-7511

July 26, 2006

FOR RELEASE: Immediately

CTS ANNOUNCES SECOND QUARTER 2006 RESULTS
YEAR-OVER-YEAR EARNINGS PER SHARE IMPROVEMENT CONTINUES

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced second quarter 2006 revenues of $165.9 million, a 5% increase from the second quarter of 2005. Diluted earnings per share were $0.16, which included a charge of $0.03 per share for the previously announced consolidation of the Berne, Indiana operation. In the comparable period last year, second quarter 2005 diluted earnings per share were $0.10, which included a net negative $0.07 per share from repatriation-related tax expense and the reversal of certain reserves.

“We were very pleased with financial results in the quarter, as well as the pace of new business development. We had a record number of design wins for electronic components in infrastructure applications, secured our first production award from Honda and added several new EMS customers,” stated Donald Schwanz, CTS Chairman and Chief Executive Officer.

Based on the first half results and outlook for the remainder of the year, we are maintaining our prior full-year 2006 guidance of 6% - 8% in sales growth over 2005 and maintaining our earnings per share guidance in a range of $0.75 to $0.80, excluding $0.08 per share for full-year Berne restructuring and related charges.

Capital expenditures of $3.4 million were 2.0% of sales in the second quarter of 2006. The full-year 2006 capital expenditures are expected to be in the range of $18 - $20 million. Free cash flow of $11.4 million was generated in the second quarter of 2006 compared to $0.2 million in the first quarter, and $10.8 million in the second quarter last year.

The Berne consolidation is proceeding smoothly and should be completed in the third quarter. The new Czech Republic facility of CTS began operations during the second quarter. Production will be increased gradually throughout the year to meet business growth and better serve automotive OEMs in that region.

SEGMENT INFORMATION
(Dollars in millions)

	Second Quarter 2006		Second Quarter 2005		First Quarter 2006
		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings

Components & Sensors	$71.7	$8.0	$66.5	$7.5	$67.6	$10.4
Electronics Manufacturing Services (EMS)	94.2	2.5	91.8	2.8	82.9	1.0
Segment Operating Earnings		10.5		10.3		11.4
Expenses not allocated to business segments:
- Restructuring and related charges		(1.4)				(2.1)
Total	$165.9	$9.1	$158.3	$10.3	$150.5	$9.3

Components & Sensors: Components and sensors sales increased $5.2 million, or 8%, over the second quarter of 2005 primarily on the strength of automotive products and electronic component sales for infrastructure applications, partially offset by declines in component sales for mobile handset applications, a business the Company is exiting. Segment operating earnings increased $0.5 million on higher sales, partially reduced by stock option expenses and lower pension income.

Components and sensors sales increased $4.1 million or 6% from the first quarter of 2006 primarily reflecting strong automotive product demand. Despite the favorable impact of higher sales, segment operating earnings decreased $2.4 million from the first quarter from timing-related royalty income and the $1.5 million favorable insurance claim settlement recorded in the first quarter.

EMS: EMS sales increased $2.4 million or 3% from the second quarter of 2005 driven primarily by increased sales in the communication, defense and medical markets, partially reduced by lower sales in the computer market. Segment operating earnings decreased $0.3 million primarily due to increased operating expenses partially offset by the impact of higher volume and improved product mix.

Compared to the first quarter of 2006, EMS segment sales increased $11.3 million or 14% primarily from improved sales in the communication, defense, medical and industrial markets. Total segment operating earnings increased $1.5 million primarily on higher volumes and more favorable product mix.

# # # #
Conference Call

As previously announced, the Company has scheduled a conference call on Thursday, July 27, 2006 at 11:00 a.m. Eastern Daylight Time. Those interested in participating may dial 800-762-4758 (480-629-9035, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 4:15 p.m. EDT on July 27, 2006, through 11:59 p.m. EDT on August 3, 2006. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 836003. There will also be a live audio webcast of the conference call, which can be accessed directly from the Web sites of CTS Corporation (www.ctscorp.com), StreetEvents (www.StreetEvents.com), Netscape (www.netscape.com), Compuserve (www.compuserve.com) and others. AOL subscribers will have access through the Personal Finance section of AOL.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer, communications, medical and industrial markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.” To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, and all statements that are not based on historical fact, but rather reflect our current expectations concerning future results and events. We make certain assumptions when making forward-looking statements, any of which could prove inaccurate, including, but not limited to, statements about our future operating results and business plans. The ultimate correctness of these forward-looking statements is dependent upon a number of known and unknown risks and events, and is subject to various uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements.

For more detailed information on the risks and uncertainties associated with CTS' business activities, see our reports filed with the SEC. CTS undertakes no obligation to publicly update its forward-looking statements, whether as a result of market or industry changes, new information or future events.

Contact: Vinod M. Khilnani, Senior Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	July 2,	July 3,		July 2,	July 3,
	2006	2005		2006	2005

Net sales	$165,925	$158,346		$316,418	$313,676

Costs and expenses:
Cost of goods sold	131,945	126,054		250,364	253,169
Selling, general and administrative expenses	19,924	17,404		36,661	35,161
Research and development expenses	4,070	4,567		8,162	9,354
Restructuring charge	920	-		2,882	-

Operating earnings	9,066	10,321		18,349	15,992

Other expenses (income):
Interest expense	1,034	1,582		2,145	3,299
Other	(257)	(70)		(385)	(515)
Total other expenses	777	1,512		1,760	2,784

Earnings before income taxes	8,289	8,809		16,589	13,208

Income tax expense	1,973	4,867	(1)	4,048	5,879	(1)

Net earnings	$6,316	$3,942		$12,541	$7,329

Net earnings per share:
Basic	$0.18	$0.11		$0.35	$0.20

Diluted	$0.16	$0.10	(1)	$0.32	$0.19	(1)

Cash dividends declared per share	$0.03	$0.03		$0.06	$0.06

Average common shares outstanding:
Basic	35,843	36,621		35,832	36,508

Diluted	40,145	41,226		40,189	41,101

(1)  Income tax expense and diluted earnings per share include a net impact of $2.8 million and $0.07 per diluted share, respectively, consisting of $4.5 million of expense relating to the repatriation of foreign cash to the United States under the provisions of the American Jobs Creation Act of 2004 and a $1.7 million benefit relating to the reversal of income tax reserves due to the successful resolution of tax issues in certain foreign jurisdictions.

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands of dollars)

	July 2,	December 31,
	2006	2005 *

Cash and cash equivalents	$17,651	$12,029
Accounts receivable, net	104,600	91,265
Inventories, net	65,012	60,564
Other current assets	17,989	16,816
Total current assets	205,252	180,674

Property, plant & equipment, net	104,450	109,676
Other assets	244,449	243,586

Total Assets	$554,151	$533,936

Notes payable and current portion
of long-term debt	$12,095	$13,463
Accounts payable	74,060	67,196
Other accrued liabilities	44,147	39,274
Total current liabilities	130,302	119,933

Long-term debt	64,266	68,293
Other obligations	16,350	16,139
Shareholders' equity	343,233	329,571

Total Liabilities and
Shareholders' Equity	$554,151	$533,936

* The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date.

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

The following table reconciles actual and projected earnings per share, diluted to adjusted actual and projected earnings per share, diluted for the Company:

Projected
Twelve Months Ended
December 31, 2006

Earnings per share, diluted	$0.67 - $0.72
Tax affected charges to reported diluted earnings per share: Restructuring and related charges	0.08

Adjusted earnings per share, diluted	$0.75 - $0.80

Projected adjusted earnings per share, diluted is a non-GAAP financial measure. The most directly comparable GAAP financial measure is projected earnings per share, diluted. CTS calculates full year projected adjusted earnings per share, diluted to exclude the per share impact of restructuring and related charges. CTS calculated adjusted earnings per share, diluted for the second quarter of 2005 to exclude unusual income tax expense items, including $4.5 million of expense relating to the repatriation of foreign cash to the United States under the provisions of the American Jobs Creation Act of 2004 and a $1.7 million benefit relating to the reversal of income tax reserves due to the successful resolution of tax issues in certain foreign jurisdictions. We exclude the impact of this item because it is a discrete event which has a significant impact on comparable GAAP financial measures and could distort an evaluation of our normal operating performance.

CTS uses adjusted earnings per share, diluted measures, to evaluate overall performance, establish plans and perform strategic analysis. Using adjusted earnings per share, diluted measures avoids distortion in the evaluation of operating results by eliminating the impact of events which are not related to normal operating performance. Because adjusted earnings per share, diluted measures are based on the exclusion of specific items, they may not be comparable to measures used by other companies which have similar titles. CTS' management compensates for this limitation when performing peer comparisons by evaluating both GAAP and non-GAAP financial measures reported by peer companies. CTS believes that adjusted earnings per share, diluted measures are useful to its management, investors and stakeholders in that they:

-	provide a truer measure of CTS' operating performance,

-	reflect the results used by management in making decisions about the business, and

-	help review and project CTS' performance over time.

We recommend that investors consider both actual and projected adjusted earnings per share, diluted measures in evaluating the performance of CTS with peer companies.

Segment Operating Earnings

Segment operating earnings is a non-GAAP financial measure outside the context of the FAS 131 required reconciliation in the notes to the company's financial statements. The most comparable GAAP term is operating earnings. Segment operating earnings always excludes the effects of charges for restructuring and related or similar expenses when they are incurred by the Company. Segment operating earnings exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured. CTS' management provides the segment operating earnings measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.

Free Cash Flow
The following table summarizes free cash flow for the Company:
	Quarter Ended
	July 2, 2006	July 2, 2005	April 2, 2006
		(In thousands of dollars)

Net cash provided by operations	$14,798	$13,717	$2,629
Capital expenditures	(3,369)	(2,907)	(2,479)

Free cash flow	$11,429	$10,810	$150

Free cash flow is a non-GAAP financial measure which CTS defines as net cash provided by operations less capital expenditures. The most directly comparable GAAP measure is net cash provided by operations. CTS’ management uses free cash flow to evaluated financial performance and in strategic planning, specifically, for investing and financing decisions. CTS’ management believes free cash flow is a useful measure because it reflects the performance of its overall operations more accurately than net cash provided by operations and because it provides investors with the same results that management used as the basis for making decisions about the business. Free cash flow is not an indicator of residual cash available for discretionary spending, because it does not take into account mandatory debt service or other non-discretionary spending requirements which are not deducted in the calculation of free cash flow. CTS’ management takes these limitations into account when using free cash flow to make investing and financing decisions.